As filed with the Securities and Exchange Commission on August 5, 2005
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FEDERAL SIGNAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1415 W. 22nd Street Oak Brook, Illinois 60523 (630) 954-2000 (Address of Principal Executive Offices)	36-1063330 (I.R.S. Employer Identification No.)
FEDERAL SIGNAL CORPORATION
2005 EXECUTIVE INCENTIVE COMPENSATION PLAN
(Full title of the plan)
JENNIFER L. SHERMAN
Vice-President, General Counsel and Secretary
Federal Signal Corporation
1415 W. 22nd Street
Oak Brook, Illinois 60523
(630) 954-2000
(Name, address and telephone number,
including area code, of agent for service)
Copy to:
ROBERT M. LAROSE, ESQ.
ANDREW J. KLINGHAMMER, ESQ.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per share(2)	price(2)	registration fee
Federal Signal Corporation Common Stock, $1.00 par value(1)	4,000,000	$17.38	$69,520,000	$8,183

(1)	Includes one attached Preferred Share Purchase Right per share.

(2)	Estimated solely for the purposes of computing the Registration Fee pursuant to the provisions of Rule 457(c) and (h), based upon a price of $17.38 per share, being the average of the high and low sale per share prices of common stock, $1.00 par value, of the Registrant as reported on the New York Stock Exchange on July 29, 2005.

          The undersigned registrant, Federal Signal Corporation (the “Registrant”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register four million (4,000,000) shares of the Registrant’s common stock, $1.00 par value (“Common Stock”), and attached Preferred Share Purchase Rights, for issuance to participants under the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (the “Plan”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
(i)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Amendment 1 to Annual Report on Form 10-K/A filed on March 18, 2005;

(ii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(iii)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 22, 2005;

(iv)	The Registrant’s Current Reports on Form 8-K filed on March 18, 2005, March 30, 2005, April 15, 2005, May 2, 2005, May 9, 2005, May 13, 2005, May 16, 2005, and August 1, 2005;

(v)	The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A, dated July 28, 1998 (File No. 001-06003), including any amendment filed for the purpose of updating such description; and

(vi)	The description of the Registrant’s Shareholder Rights Plan, dated July 9, 1998, contained in the Registrant’s Registration Statement on Form 8-A, filed on July 28, 1998, and any amendment or report filed for the purposes of updating such description.
          Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
          Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 6. Indemnification of Directors and Officers.
     Section 102 of the General Corporation Law of Delaware allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. Article Fourteenth of the Registrant’s Restated Certificate of Incorporation, as amended, provides such limitation to the fullest extent permitted by the General Corporation Law of Delaware.
     Section 145 of the General Corporation Law of Delaware permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. Article Fifth of the Registrant’s Restated Certificate of Incorporation and Article VI of the Registrant’s By-Laws provide for full indemnification of its directors and officers to the extent permitted by Section 145.
     The Registrant maintains a directors’ and officers’ liability insurance policy with total annual limits of $35,000,000. Subject to the limits, retentions, exceptions and other terms and conditions of the policy, the Registrant’s directors and officers are insured against liability for any actual or alleged error, misstatement, misleading statement, act or omission in the discharge of their respective responsibilities to the Registrant solely in their capacity as directors and officers of the Registrant.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 8. Exhibits.
     See Exhibit Index on page 8 hereof.
Item 9. Undertakings.
(a)	The Registrant hereby undertakes:
     (1)      To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on August 5, 2005.

FEDERAL SIGNAL CORPORATION
/s/ Robert D. Welding
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Robert D. Welding, and Jennifer L. Sherman, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Federal Signal Corporation 2005 Executive Incentive Compensation Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert D. Welding	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2005
/s/ Stephanie K. Kushner	Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2005

Signature	Title	Date
/s/ Paul Brown	Vice President and Controller (Principal Accounting Officer)	August 5, 2005
/s/ James C. Janning	Director	August 5, 2005
/s/ Paul W. Jones	Director	August 5, 2005
/s/ Joan E. Ryan	Director	August 5, 2005
/s/ John McCartney	Director	August 5, 2005
/s/ Robert M. Gerrity	Director	August 5, 2005
/s/ Robert S. Hamada	Director	August 5, 2005
/s/ Charles R. Campbell	Director	August 5, 2005

EXHIBIT INDEX

Exhibit No.
4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect, filed as Exhibit (3)(a) to the Registrant’s Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

4.2	By-Laws of the Registrant, as last amended February 13, 2004, filed as Exhibit 3.b to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003, and incorporated herein by reference.

4.3	Shareholder Rights Plan, dated July 9, 1998, filed as Exhibit (4) to the Registrant’s Registration Statement on Form 8-A, filed on July 28, 1998, and incorporated herein by reference.

5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page hereto).

99.1	Federal Signal Corporation 2005 Executive Incentive Compensation Plan, attached as Appendix B to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-06003), filed by the Registrant with the Commission on March 22, 2005, and incorporated herein by reference.